Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Strong Results and Advances Transformative Growth Plan

NORTHBROOK, Ill., November 4, 2020 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2020.

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except per share data and ratios)	2020	2019	% / pts Change	2020	2019	% / pts Change
Consolidated revenues	$11,500	$11,069	3.9	$32,773	$33,203	(1.3)
Net income applicable to common shareholders	1,126	889	26.7	2,863	2,971	(3.6)
per diluted common share	3.58	2.67	34.1	9.01	8.85	1.8
Adjusted net income*	923	946	(2.4)	2,843	2,457	15.7
per diluted common share*	2.94	2.84	3.5	8.94	7.32	22.1
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				18.9%	10.7%	8.2
Adjusted net income*				17.7%	14.2%	3.5
Book value per common share				82.39	69.84	18.0
Property-Liability combined ratio
Recorded	91.6	91.6	—	88.8	93.1	(4.3)
Underlying combined ratio*	79.7	86.3	(6.6)	79.6	85.0	(5.4)
Property-Liability insurance premiums earned	8,952	8,782	1.9	26,696	25,970	2.8
Catastrophe losses (1)	990	510	94.1	2,387	2,262	5.5
Shelter-in-Place Payback expense	—	—	NA	948	—	NA
Total policies in force (in thousands)				172,842	136,000	27.1

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

(1)	2020 catastrophe losses are net of $495 million favorable prior year reserve reestimates related to California wildfire subrogation settlements.
NA = not applicable
“Allstate delivered excellent returns while adapting to the pandemic and executing our strategy,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “We continue to operate virtually, including settlement of most claims, to better serve customers. Total policies in force increased 27% over the last 12 months, reflecting strong growth of Allstate Protection Plans and modest growth in Property-Liability policies. The Property-Liability underlying combined ratio was excellent, reflecting lower frequency of auto accidents as the pandemic reduced miles driven. Investment income was down slightly from the prior year quarter, and the total year-to-date portfolio return was 4.4%. Net income was $1.1 billion for the quarter despite high catastrophe losses, non-recurring charges for a cost reduction program and the impact of low interest rates on future income levels. The return on equity was 18.9% for the last 12 months.
“Our two-part strategy of increasing market share in personal property-liability and expanding the circle of protection for customers also improved results. Transformative Growth will increase market share in Property-Liability by expanding customer access, improving customer value, and investing in marketing and technology. In the Property-Liability businesses, direct customer access increased, costs were reduced and new Allstate advertising was launched. The circle of protection also expanded, with Allstate Protection Plans growing policies 40% since the prior year with adjusted net income increasing to $36 million for the quarter. The Allstate team has proactively adapted this year to the pandemic, wildfires, hurricanes and a tough economic environment while creating long-term value,” concluded Wilson.

Third Quarter 2020 Results

•
Total revenues of $11.5 billion in the third quarter of 2020 increased 3.9% compared to the prior year quarter, reflecting net realized capital gains of $440 million and a 1.9% increase in Property-Liability insurance premiums earned. Partially offsetting was a $48 million reduction in net investment income due to lower fixed income yields.

•
Net income applicable to common shareholders was $1.13 billion, or $3.58 per diluted share, in the third quarter of 2020, compared to net income of $889 million, or $2.67 per diluted share, in the third quarter of 2019, primarily due to higher auto insurance underwriting income and net realized capital gains. These favorable impacts were partially offset by higher catastrophe losses and lower life and annuity income in connection with an annual review of actuarial assumptions.

•
Adjusted net income* of $923 million, or $2.94 per diluted share, decreased 2.4% compared to the prior year quarter due to higher catastrophe losses, restructuring charges related to the Transformative Growth Plan and lower Allstate Life income, partially offset by an improved underlying combined ratio in auto insurance.

Property-Liability Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2020	2019	% / pts Change	2020	2019	% / pts Change
Premiums written	9,395	9,312	0.9%	27,159	26,682	1.8%
Underwriting income	753	737	2.2	3,002	1,804	66.4

Recorded Combined Ratio	91.6	91.6	—	88.8	93.1	(4.3)
Allstate Brand Auto	85.2	92.9	(7.7)	86.1	92.5	(6.4)
Allstate Brand Homeowners	104.7	80.9	23.8	93.9	92.5	1.4
Encompass Brand	82.7	105.8	(23.1)	91.7	101.3	(9.6)

Underlying Combined Ratio*	79.7	86.3	(6.6)	79.6	85.0	(5.4)
Allstate Brand Auto	84.2	93.1	(8.9)	85.1	91.9	(6.8)
Allstate Brand Homeowners	64.6	65.1	(0.5)	62.2	63.8	(1.6)
Encompass Brand	80.6	87.9	(7.3)	81.8	88.7	(6.9)

•
Property-Liability written premium of $9.40 billion increased 0.9% in the third quarter of 2020 compared to the prior year. The recorded combined ratio of 91.6 in the third quarter of 2020 generated underwriting income of $753 million, an increase of 2.2% compared to the prior year quarter. Income increased due to a decline in auto losses and increased premiums earned, partially offset by higher catastrophe losses and restructuring charges related to the Transformative Growth Plan.

◦
To expand customer access, Esurance and Allstate’s direct operations were combined in the third quarter and financial results were consolidated as part of the previously announced multi-year Transformative Growth Plan. This plan includes improving the competitive price position of auto insurance through cost reductions while maintaining attractive margins. As a result of these actions, Allstate will incur restructuring charges of approximately $290 million, pre-tax, with $198 million recognized in the third quarter of 2020 and the balance in future quarters.

◦
Underwriting income was favorably impacted by reserve reestimates in the third quarter of 2020. Allstate recovered $495 million for California wildfire subrogation settlements, which reduced catastrophe losses. Non-catastrophe prior year reserve reestimates were an adverse $70 million in the third quarter, due to a $132 million increase from the annual review of asbestos, environmental and other reserves in the Discontinued Lines and Coverages segment.

◦
The underlying combined ratio* of 79.7 for the third quarter of 2020 was 6.6 points below the prior year quarter, reflecting lower non-catastrophe losses and higher premiums earned. This was partially offset by the restructuring charge and increased bad debt expense from billing deferral options provided during the pandemic, which increased the third quarter expense ratio by 2.1 points and 0.2 points, respectively. Excluding these impacts, the expense ratio improved by 1.1 points to 22.6, compared to the prior year quarter.

◦
Allstate brand auto insurance net written premium grew 1.1%, and policies in force increased 0.1% in the third quarter of 2020 compared to the prior year quarter. The recorded combined ratio of 85.2 in the third quarter of 2020 was 7.7 points below the prior year quarter, and the underlying combined ratio* of 84.2 in the quarter was 8.9 points below the third quarter of 2019, primarily due to higher premiums earned and lower loss costs from reduced miles driven.

◦
Allstate brand homeowners insurance net written premium grew 2.6%, and policies in force increased 1.2% in the third quarter of 2020 compared to the prior year quarter. The recorded combined ratio of 104.7 in the third quarter of 2020 was 23.8 points above the third quarter of 2019, primarily driven by increased catastrophe losses, despite the favorable impact of prior year catastrophe reserve reestimates from wildfire subrogation settlements. The underlying combined ratio* of 64.6 was 0.5 points better than the prior year quarter, primarily due to a lower expense ratio.

◦
Encompass brand net written premium decreased 6.5% in the third quarter of 2020 compared to the prior year quarter, driven by a decline in policies in force, partially offset by higher average premiums. The recorded combined ratio of 82.7 in the third quarter of 2020 was 23.1 points lower than the prior year quarter, primarily driven by lower catastrophe losses from prior year reserve reestimates related to wildfire subrogation settlements. The underlying combined ratio* of 80.6 in the third quarter was 7.3 points lower than the prior year quarter, driven by lower auto insurance losses from fewer accidents.

Allstate Investment Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2020	2019	% / pts Change	2020	2019	% / pts Change
Net investment income	$832	$880	(5.5)	$1,662	$2,470	(32.7)
Market-based investment income (1)	659	727	(9.4)	1,987	2,151	(7.6)
Performance-based investment income (loss) (1)	210	202	4.0	(209)	469	NM
Realized capital gains (losses)	440	197	123.4	682	1,183	(42.3)
Change in unrealized net capital gains and losses, pre-tax	373	518	(28.0)	1,533	2,957	(48.2)
Total return on investment portfolio	1.8%	1.9%	(0.1)	4.4%	8.0%	(3.6)
Total return on investment portfolio (trailing twelve months)				5.7%	7.8%	(2.1)

(1)	Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•
Allstate Investments $91.2 billion portfolio generated net investment income of $832 million in the third quarter of 2020, a decrease of $48 million from the prior year quarter, primarily due to lower market-based results.

◦
Market-based investments contributed $659 million of investment income in the third quarter of 2020, a decrease of $68 million, or 9.4%, compared to the prior year quarter, due to lower interest-bearing reinvestment yields.

◦
Performance-based investment income totaled $210 million in the third quarter of 2020, compared to income of $202 million in the prior year quarter. Losses of $209 million year to date include write-downs on four underperforming private equity investments and first quarter equity market declines.

◦
Net realized capital gains were $440 million in the third quarter of 2020, compared to $197 million in the prior year quarter, driven by gains on sales of fixed income securities and higher equity valuations.

◦	Unrealized net capital gains increased $373 million from the second quarter of 2020, as fixed income valuations increased, reflecting tighter credit spreads.

◦	Total return on the investment portfolio was 1.8% for the quarter and 4.4% year to date, reflecting higher valuations for interest-bearing and equity investments.

Allstate Life, Benefits and Annuities Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2020	2019	% Change	2020	2019	% Change
Premiums and Contract Charges
Allstate Life	$330	$331	(0.3)%	$1,002	$1,001	0.1%
Allstate Benefits	287	291	(1.4)	832	863	(3.6)
Allstate Annuities	3	3	—	7	10	(30.0)
Adjusted Net Income (Loss)
Allstate Life	$(14)	$44	NM	$138	$185	(25.4)%
Allstate Benefits	33	31	6.5	62	99	(37.4)
Allstate Annuities	37	16	131.3	(213)	43	NM
NM = not meaningful

•
Allstate Life recorded an adjusted net loss of $14 million in the third quarter of 2020, compared to adjusted net income of $44 million in the prior year quarter, due to accelerated amortization of deferred policy acquisition costs (“DAC”) driven by lower projected future interest rates and higher contract benefits. Coronavirus related death claims were approximately $22 million in the quarter and $48 million year to date.

•
Allstate Benefits premium declined 1.4% compared to the prior year quarter, driven by the non-renewal of a large underperforming account in the fourth quarter of 2019 and decreased premiums collected due to economic impacts from the coronavirus. Adjusted net income of $33 million in the third quarter of 2020 increased by $2 million compared to the third quarter of 2019, primarily driven by lower contract benefits, partially offset by higher DAC amortization related to our annual review of assumptions.

•	Allstate Annuities adjusted net income of $37 million in the third quarter of 2020 increased by $21 million compared to the prior year quarter, primarily due to lower contract benefits.

◦
A premium deficiency reserve of $178 million, after-tax, was recognized for immediate annuities with life contingencies as part of the annual actuarial review, which assumed interest rates will remain low for an extended period. This reduced net income but is excluded from adjusted net income.

Service Businesses Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2020	2019	% / $ Change	2020	2019	% / $ Change
Total Revenues	$498	$418	19.1%	$1,404	$1,215	15.6%
Allstate Protection Plans	257	177	45.2	698	511	36.6
Allstate Dealer Services	129	115	12.2	369	336	9.8
Allstate Roadside Services	59	68	(13.2)	172	214	(19.6)
Arity	25	35	(28.6)	81	84	(3.6)
Allstate Identity Protection	28	23	21.7	84	70	20.0
Adjusted Net Income (Loss)	$40	$8	$32	$115	$35	$80
Allstate Protection Plans	36	15	21	105	48	57
Allstate Dealer Services	7	6	1	22	19	3
Allstate Roadside Services	4	(5)	9	8	(14)	22
Arity	(3)	(1)	(2)	(9)	(4)	(5)
Allstate Identity Protection	(4)	(7)	3	(11)	(14)	3

•
Service Businesses policies in force grew to 133.0 million, and revenues increased to $498 million in the third quarter of 2020, 19.1% higher than the prior year quarter. Adjusted net income of $40 million increased by $32 million compared to the prior year quarter, primarily due to growth at Allstate Protection Plans and improved results at Allstate Roadside Services.

◦
Allstate Protection Plans revenue of $257 million increased $80 million (45.2%) due to policy growth of 36.0 million (40.2%) compared to the prior year quarter. Adjusted net income of $36 million in the third quarter of 2020 was $21 million higher than the prior year quarter, and was $105 million year-to-date.

◦
Allstate Dealer Services revenue of $129 million was 12.2% higher than the third quarter of 2019. Adjusted net income of $7 million was $1 million higher than the prior year quarter, reflecting increased revenue and lower losses from fewer claims.

◦
Allstate Roadside Services revenue of $59 million in the third quarter of 2020 decreased 13.2% compared to the third quarter of 2019, primarily reflecting the loss of several low profitability accounts. Adjusted net income of $4 million in the third quarter was $9 million favorable to the prior year quarter, driven by improved loss experience and lower operating expenses.

◦
Arity revenue was $25 million with an adjusted net loss of $3 million in the third quarter of 2020, primarily from contracts with affiliates. Active connections increased 18% from the prior year to 22.9 million.

◦
Allstate Identity Protection revenue of $28 million in the third quarter of 2020 increased 21.7% compared to the prior year quarter as policies in force grew to 2.5 million. Adjusted net loss of $4 million in the third quarter of 2020 reflects ongoing technology and product investments.

Proactive Capital Management

“Allstate continues to generate strong returns on shareholders’ capital,” said Mario Rizzo, Chief Financial Officer. “Adjusted net income return on equity* of 17.7% for the last 12 months improved 3.5 points compared to the prior year quarter due to excellent operating results. Book value per share of $82.39 increased 18.0%. In the third quarter, we returned $967 million in cash to shareholders through a combination of $169 million in common shareholder dividends and $798 million in share repurchases, including a $750 million accelerated share repurchase agreement in September.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Thursday, November 5. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	September 30, 2020	December 31, 2019
Assets
Investments:
Fixed income securities, at fair value (amortized cost, net $62,267 and $56,293)	$66,551	$59,044
Equity securities, at fair value (cost $3,867 and $6,568)	4,395	8,162
Mortgage loans, net	4,655	4,817
Limited partnership interests	7,232	8,078
Short-term, at fair value (amortized cost $4,559 and $4,256)	4,559	4,256
Other, net	3,805	4,005
Total investments	91,197	88,362
Cash	370	338
Premium installment receivables, net	6,609	6,472
Deferred policy acquisition costs	4,661	4,699
Reinsurance and indemnification recoverables, net	9,097	9,211
Accrued investment income	616	600
Property and equipment, net	1,076	1,145
Goodwill	2,544	2,545
Other assets, net	3,516	3,534
Separate Accounts	3,064	3,044
Total assets	$122,750	$119,950
Liabilities
Reserve for property and casualty insurance claims and claims expense	$27,987	$27,712
Reserve for life-contingent contract benefits	12,759	12,300
Contractholder funds	17,288	17,692
Unearned premiums	16,029	15,343
Claim payments outstanding	1,013	929
Deferred income taxes	905	1,154
Other liabilities and accrued expenses	9,807	9,147
Long-term debt	6,635	6,631
Separate Accounts	3,064	3,044
Total liabilities	95,487	93,952
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand and 92.5 thousand shares issued and outstanding, $2,025 and $2,313 aggregate liquidation preference	1,970	2,248
Common stock, $.01 par value, 3.0 billion shares authorized and 900 million issued, 304 million and 319 million shares outstanding	9	9
Additional capital paid-in	3,453	3,463
Retained income	50,336	48,074
Treasury stock, at cost (596 million and 581 million shares)	(31,338)	(29,746)
Accumulated other comprehensive income:
Unrealized net capital gains and losses on fixed income securities with credit losses	(1)	70
Other unrealized net capital gains and losses	3,373	2,094
Unrealized adjustment to DAC, DSI and insurance reserves	(628)	(277)
Total unrealized net capital gains and losses	2,744	1,887
Unrealized foreign currency translation adjustments	(64)	(59)
Unamortized pension and other postretirement prior service credit	153	122
Total accumulated other comprehensive income	2,833	1,950
Total shareholders’ equity	27,263	25,998
Total liabilities and shareholders’ equity	$122,750	$119,950

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenues
Property and casualty insurance premiums	$9,336	$9,094	$27,794	$26,882
Life premiums and contract charges	620	625	1,841	1,874
Other revenue	272	273	794	794
Net investment income	832	880	1,662	2,470
Realized capital gains (losses)	440	197	682	1,183
Total revenues	11,500	11,069	32,773	33,203

Costs and expenses
Property and casualty insurance claims and claims expense	6,072	6,051	16,635	18,227
Shelter-in-Place Payback expense	—	—	948	—
Life contract benefits	727	513	1,725	1,521
Interest credited to contractholder funds	150	169	482	487
Amortization of deferred policy acquisition costs	1,492	1,425	4,242	4,151
Operating costs and expenses	1,380	1,414	4,230	4,174
Pension and other postretirement remeasurement (gains) losses	(71)	225	320	365
Restructuring and related charges	200	—	219	27
Amortization of purchased intangibles	31	32	88	96
Impairment of purchased intangibles	—	—	—	55
Interest expense	78	80	238	245
Total costs and expenses	10,059	9,909	29,127	29,348

Gain on disposition of operations	1	—	3	3

Income from operations before income tax expense	1,442	1,160	3,649	3,858

Income tax expense	289	229	697	784

Net income	1,153	931	2,952	3,074

Preferred stock dividends	27	42	89	103

Net income applicable to common shareholders	$1,126	$889	$2,863	$2,971

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$3.62	$2.71	$9.11	$8.98

Weighted average common shares – Basic	311.2	327.7	314.1	330.8

Net income applicable to common shareholders per common share – Diluted	$3.58	$2.67	$9.01	$8.85

Weighted average common shares – Diluted	314.1	333.0	317.9	335.7

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	pension and other postretirement remeasurement gains and losses, after-tax,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization or impairment of purchased intangibles, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization or impairment of purchased intangibles, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate and are reported net of income taxes as the reconciling adjustment.

($ in millions, except per share data)	Three months ended September 30,
	Consolidated		Per diluted common share
	2020	2019	2020	2019
Net income applicable to common shareholders	$1,126	$889	$3.58	$2.67
Realized capital (gains) losses, after-tax	(346)	(155)	(1.10)	(0.47)
Pension and other postretirement remeasurement (gains) losses, after-tax	(56)	179	(0.18)	0.54
Curtailment gain, after-tax	(7)	—	(0.02)	—
Valuation changes on embedded derivatives not hedged, after-tax	—	10	—	0.03
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	4	(1)	0.01	—
Premium deficiency for immediate annuities, after-tax	178	—	0.57	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(1)	—	—
Business combination expenses and the amortization of purchased intangibles, after-tax	24	25	0.08	0.07
Adjusted net income*	$923	$946	$2.94	$2.84

	Nine months ended September 30,
	Consolidated		Per diluted common share
	2020	2019	2020	2019
Net income applicable to common shareholders	$2,863	$2,971	$9.01	$8.85
Realized capital (gains) losses, after-tax	(534)	(935)	(1.68)	(2.79)
Pension and other postretirement remeasurement (gains) losses, after-tax	253	289	0.79	0.86
Curtailment gain, after-tax	(7)	—	(0.02)	—
Valuation changes on embedded derivatives not hedged, after-tax	27	15	0.08	0.05
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	(4)	2	(0.01)	0.01
Premium deficiency for immediate annuities, after-tax	178	—	0.56	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(2)	—	(0.01)
Business combination expenses and the amortization of purchased intangibles, after-tax	69	76	0.22	0.23
Impairment of purchased intangibles, after-tax	—	43	—	0.13
Gain on disposition of operations, after-tax	(2)	(2)	(0.01)	(0.01)
Adjusted net income*	$2,843	$2,457	$8.94	$7.32

Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on common shareholders’ equity goal. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2020	2019
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$4,570	$2,386
Denominator:
Beginning common shareholders’ equity (1)	$23,088	$21,356
Ending common shareholders’ equity (1)	25,293	23,088
Average common shareholders’ equity	$24,191	$22,222
Return on common shareholders’ equity	18.9%	10.7%

($ in millions)	For the twelve months ended September 30,
	2020	2019
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$3,863	$3,009

Denominator:
Beginning common shareholders’ equity (1)	$23,088	$21,356
Less: Unrealized net capital gains and losses	2,023	(16)
Adjusted beginning common shareholders’ equity	21,065	21,372

Ending common shareholders’ equity (1)	25,293	23,088
Less: Unrealized net capital gains and losses	2,744	2,023
Adjusted ending common shareholders’ equity	22,549	21,065
Average adjusted common shareholders’ equity	$21,807	$21,219
Adjusted net income return on common shareholders’ equity *	17.7%	14.2%
_____________
(1) Excludes equity related to preferred stock of $1,970 million as of September 30, 2020, $3,052 million as of September 30, 2019 and $2,303 million as of September 30, 2018.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Combined ratio	91.6	91.6	88.8	93.1
Effect of catastrophe losses	(11.1)	(5.8)	(8.9)	(8.7)
Effect of prior year non-catastrophe reserve reestimates	(0.8)	0.5	(0.3)	0.6
Underlying combined ratio*	79.7	86.3	79.6	85.0

Effect of prior year catastrophe reserve reestimates	(5.7)	—	(1.9)	0.2

Allstate brand - Total	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Combined ratio	90.3	90.0	88.1	92.4
Effect of catastrophe losses	(11.3)	(5.4)	(8.9)	(8.6)
Effect of prior year non-catastrophe reserve reestimates	0.7	1.6	0.3	1.1
Underlying combined ratio*	79.7	86.2	79.5	84.9

Effect of prior year catastrophe reserve reestimates	(5.4)	(0.1)	(1.8)	0.2

Allstate brand - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Combined ratio	85.2	92.9	86.1	92.5
Effect of catastrophe losses	(1.6)	(2.3)	(1.3)	(2.3)
Effect of prior year non-catastrophe reserve reestimates	0.6	2.5	0.3	1.7
Underlying combined ratio*	84.2	93.1	85.1	91.9

Effect of prior year catastrophe reserve reestimates	(0.4)	—	(0.2)	—

Allstate brand - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Combined ratio	104.7	80.9	93.9	92.5
Effect of catastrophe losses	(40.9)	(15.8)	(32.1)	(28.8)
Effect of prior year non-catastrophe reserve reestimates	0.9	—	0.4	0.1
Effect of amortization of purchased intangibles	(0.1)	—	—	—
Underlying combined ratio*	64.6	65.1	62.2	63.8

Effect of prior year catastrophe reserve reestimates	(20.3)	(0.1)	(6.5)	0.9

Encompass brand - Total	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Combined ratio	82.7	105.8	91.7	101.3
Effect of catastrophe losses	(2.1)	(18.3)	(10.0)	(13.5)
Effect of prior year non-catastrophe reserve reestimates	—	0.4	0.1	0.9
Underlying combined ratio*	80.6	87.9	81.8	88.7

Effect of prior year catastrophe reserve reestimates	(17.3)	0.8	(6.0)	1.3

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